As filed with the Securities and Exchange Commission on April 29, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALABAMA NATIONAL BANCORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	63-1114426
(State or Other Jurisdiction of Incorporation)	(I.R.S. employer identification number)

1927 First Avenue North

Birmingham, Alabama 35203

(Address of Principal Executive Offices)

ALABAMA NATIONAL BANCORPORATION

AMENDED AND RESTATED PERFORMANCE SHARE PLAN

FOR CERTAIN DIRECTORS OF CITIZENS’ AND PEOPLE’S BANK, N.A.

(Full Title of the Plan)

John H. Holcomb, III

1927 First Avenue North

Birmingham, Alabama 35203

(205) 583-3600

(Name and Address of Agent For Service)

(Telephone Number, Including Area Code, of Agent for Service)

With a Copy to:

Christopher B. Harmon

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North

Suite 2400

Birmingham, Alabama 35203

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)(3)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $1.00 par value (1)	10,000 shares	$52.10 per share	$521,000	$66.01

(1)	Common Stock and deferred compensation obligations to be distributed in shares of Common Stock or in cash.
(2)	Pursuant to Rules 457(c) and 457(h)(1), the offering price is estimated solely for the purpose of determining the registration fee and is based on the average of the high and low prices of the Common Stock of Alabama National BanCorporation on the National Association of Securities Dealers Automated Quotation System on April 27, 2004.
(3)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares of securities registered in this Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions.

PART I

EXPLANATORY NOTE

This Registration Statement is being filed in order to register shares of common stock, $1.00 par value per share (the “Common Stock”) of Alabama National BanCorporation (the “Registrant”) and related deferred compensation obligations to be distributed in shares of Common Stock, or in cash, which may be issued pursuant to the terms and conditions of the Alabama National BanCorporation Amended and Restated Performance Share Plan for Certain Directors of Citizens’ and People’s Bank, N.A. (the “Plan”).

A prospectus meeting the requirements of Part I of Form S-8 and containing the statements required by Item 2 of Form S-8 has been prepared. Such prospectus is not included in this Registration Statement but will be delivered to all participants in the Plan pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated into this Registration Statement by reference:

1. The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003.

2. All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003 (other than Current Reports on Form 8-K furnished to the Commission pursuant to Item 12 of Form 8-K).

3. The description of the Registrant’s shares of Common Stock contained in the Registration Statement on Form 8-A filed by the Registrant with the Commission on November 21, 1994 to register such securities under the Exchange Act, including all amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock offered hereby.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been issued or which deregisters all securities then remaining unissued, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Restated Certificate of Incorporation of the Registrant contains a provision which, subject to certain exceptions described below, eliminates the liability of a director to the Registrant or its stockholders for monetary damages for any breach of duty as a director. This provision does not eliminate the liability of the director (i) for violations of his duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful dividends and distributions or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated By-Laws of the Registrant require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (or any predecessor of any such entities), including service with respect to employee benefit plans maintained or sponsored by the Registrant (or any predecessor). Directors, officers, employees and agents are entitled to be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Registrant must also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (or any predecessor of any such entities), including service with respect to employee benefit plans maintained or sponsored by the Registrant (or any predecessor), against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant. Notwithstanding the foregoing, no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court deems proper.

Directors and officers are entitled to have the Registrant advance any expenses incurred in connection with a proceeding prior to final disposition of the proceeding, upon delivery of a written undertaking to repay the amounts advanced if it is ultimately determined that he is not entitled to indemnification.

In addition to the Amended and Restated By-Laws of the Registrant, Section 145(c) of the DGCL requires the Registrant to indemnify any director who has been successful on the merits or otherwise in defending any proceeding described above. The DGCL also provides that a court may order indemnification of a director if it determines that the director is fairly and reasonably entitled to such indemnification.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith or incorporated by reference herein as part of this Registration Statement:

4.1	Restated Certificate of Incorporation (filed as an Exhibit to Alabama National’s Quarterly Report on Form 10-Q for the period ended March 31, 2002 and incorporated herein by reference).

4.2	Amended and Restated By-Laws (filed as an Exhibit to Alabama National’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference).

5	Opinion and Consent of Maynard, Cooper & Gale, P.C.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Maynard, Cooper & Gale, P.C. (included in Exhibit 5 hereto).

24	Power of Attorney of the Officers and Directors of the Registrant.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on April 29, 2004.

ALABAMA NATIONAL BANCORPORATION

By:	/s/ John H. Holcomb, III
John H. Holcomb, III
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of April 29, 2004.

Signature	Title
/s/ John H. Holcomb, III John H. Holcomb, III	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Victor E. Nichol, Jr. Victor E. Nichol, Jr.	Vice Chairman and Director

/s/ Richard Murray, IV Richard Murray, IV	President, Chief Operating Officer and Director

/s/ William E. Matthews, V William E. Matthews, V	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Shelly S. Williams Shelly S. Williams	Senior Vice President and Controller (Principal Accounting Officer)

* Dan M. David	Vice Chairman and Director

* W. Ray Barnes	Director

Signature		Title
* John V. Denson		Director

* Griffin A. Greene		Director

* John D. Johns		Director

John J. McMahon, Jr.		Director

C. Phillip McWane		Director

* William D. Montgomery		Director

* C. Lloyd Nix		Director

* G. Ruffner Page, Jr.		Director

* John Plunk		Director

W. Stancil Starnes		Director

*By:	/s/ John H. Holcomb, III John H. Holcomb, III	Attorney-in-Fact